Exhibit 99.1

news release

Enbridge Energy Partners Announces Addition to Affiliate Boards of Directors

HOUSTON, October 29, 2007 — Enbridge Energy Partners, L.P. (NYSE:EEP) ("the Partnership") today announced the election of Dan Westbrook to the boards of directors of its general partner, Enbridge Energy Company, Inc., and its management company, Enbridge Energy Management, L.L.C. (NYSE:EEQ). The election is effective immediately and fills a vacancy created earlier this year with the retirement of Ernest C. Hambrook.

From 2001 to 2005, Westbrook served as president of BP China Gas, Power & Upstream and vice-chairman of the board of directors of Dapeng LNG, a Sino joint venture between BP subsidiaries, CNOOC Gas & Power Ltd. and other Chinese companies. From August 2002 to June 2004, he also served as director and chairman of the finance committee of the International School of Beijing. During his career, Westbrook also held executive positions with BP in Argentina, Houston, Russia, Chicago and The Netherlands. He retired from BP in January 2006.

In October 2006, Westbrook joined the board of directors of Knowledge Systems Inc., a privately held U.S. company that provides software and consultant services to the oil and gas industry. In May 2007, he joined the board of directors of Synenco Energy Inc., a Calgary-based oil sands company. Westbrook holds a Bachelor of Science and Master of Science in Chemical Engineering from the University of Texas.

“Dan Westbrook’s breadth of experience in the oil and gas industry, both here in the U.S. and globally, makes him a welcome addition to our board,” said Stephen J.J. Letwin, managing director of the Partnership. “His guidance and counsel during this period of unprecedented growth for the Partnership will be timely and invaluable.”

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system's deliveries to refining centers in the U.S. Midwest account for approximately 11 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership's natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (www.enbridge.com) is the general partner and holds an approximate 15 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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